UNITED STATES
                   SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549


                            SCHEDULE 13D

              Under the Securities Exchange Act of 1934
                          (Amendment No. 7)*

                           NitroMed, Inc.
                          (Name of Issuer)

                    Common Stock, $0.01 par value
                   (Title of Class of Securities)

                             654798503
                           (CUSIP Number)

                         Jeffrey I. Martin
                     Rho Capital Partners, Inc.
                  152 West 57th Street, 23rd Floor
                      New York, New York 10019
                            212-751-6677
            (Name, Address, and Telephone Number of Person
           Authorized to Receive Notices and Communications)


                             April 24, 2009
          (Date of Event Which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g) check the following box [ ].

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Capital Partners, Inc.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         N/A

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         New York

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO, IA

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Joshua Ruch

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS  (SEE INSTRUCTIONS)

         N/A

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Republic of South Africa

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Habib Kairouz

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS  (SEE INSTRUCTIONS)

         N/A

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Canada

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Mark Leschly

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS  (SEE INSTRUCTIONS)

         PF/OO

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Kingdom of Denmark

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         IN

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Ventures IV, L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Ventures IV (QP), L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Management Ventures IV, L.L.C.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         N/A

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Ventures IV GmbH & Co Beteiligungs KG

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Capital Partners Verwaltungs GmbH

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         N/A

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Germany

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Management Trust II

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         WC/OO

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         OO

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Investment Partners "H" L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Rho Management Partners L.P.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares

12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         PN

                                              CUSIP No. 654798503


1.       NAME OF REPORTING PERSON. I.R.S. IDENTIFICATION NO. OF
         ABOVE PERSON (ENTITIES ONLY)

         Atlas Capital Corp.

2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE
         INSTRUCTIONS)
         (a)
         (b)

3.       SEC USE ONLY


4.       SOURCE OF FUNDS (SEE INSTRUCTIONS)

         OO

5. CHECK IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(D) OR 2(E)

6.       CITIZENSHIP OR PLACE OF ORGANIZATION

         Delaware

7.       SOLE VOTING POWER

         0 Shares

8.       SHARED VOTING POWER

         0 Shares

9.       SOLE DISPOSITIVE POWER

         0 Shares

10.      SHARED DISPOSITIVE POWER

         0 Shares

11.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         0 Shares


12. CHECK IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)


13.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

         0%

14.      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

         CO

This Amendment No. 7 to Schedule 13D for NitroMed, Inc., a Delaware corporation ("NitroMed" or the "Issuer"), amends a statement on Schedule 13D originally dated as of January 9, 2004, as amended as of April 14, 2004, January 16, 2006, May 9, 2006, December 14, 2006, October 22, 2008, and
November 18, 2008, with respect to the shares ("Shares") of NitroMed Common Stock, par value $0.01 per share ("Common Stock"), beneficially owned by Rho Capital Partners, Inc., a New York corporation ("Rho"), its controlling shareholders Joshua Ruch, Habib Kairouz and Mark Leschly, and the following affiliated investment vehicles: Rho Ventures IV, L.P.; Rho Ventures IV (QP), L.P.; Rho Ventures IV GmbH & Co. Beteiligungs KG; Rho Management Trust II; Rho Investment Partners "H" L.P.; Rho Management Partners L.P.; Atlas Capital Corp.; Rho Management Ventures IV, LLC; and Rho Capital Partners Verwaltungs GmbH (collectively, the "Reporting Persons").

This Amendment is filed to amend items 5, 6 and 7 of the statement on Schedule 13D as previously filed. This is the final amendment to this Schedule 13D, and an exit filing for the Reporting Persons.


Item 5.    Interest in Securities of the Issuer

On April 24, 2009, all Shares of the Issuer were acquired by affiliates of Deerfield Management in the closing (the "Closing") under the Agreement and Plan of Merger, dated January 27, 2009 (the "Merger Agreement"), by and among Deerfield Private Design Fund, L.P., a Delaware limited partnership, Deerfield Private Design International, L.P., a British Virgin Islands limited partnership, Deerfield Special Situations Fund, L.P., a Delaware limited partnership, Deerfield Special Situations Fund International Limited, a British Virgin Islands corporation (collectively, the "Deerfield Affiliates"), NTMD Parent Acquisition Corp., a Delaware corporation and wholly owned subsidiary of the Deerfield Affiliates ("Parent"), NTMD Acquisition Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and the Issuer. Effective upon the Closing, each Share of Issuer Common Stock was converted into the right to receive $0.8585 in cash, without interest.

(a)-(b) In consequence of the Closing, as of the close of business on April 24, 2009, none of the Reporting Persons had any beneficial interest in, or any investment or voting control over, any Shares of the Issuer. See cover page for each Reporting Person.

(c) In the last sixty (60) days, the sole transaction in the Shares effected by any of the Reporting Persons was the Closing on April 24, 2009, pursuant to which an aggregate of 5,448,794 Shares were automatically converted into the
right to receive cash at the rate of $0.8585 per Share.   Such amount
constitutes all of the Shares held by, or eligible to be received (upon the exercise of options or warrants for Shares) by, the Reporting Persons.

The number of Shares so converted, with respect to each Reporting Person holding Shares or eligible to receive Shares, was as follows:


Reporting Person                   Shares Automatically Converted


Rho Management Trust II            2,647,802


Rho Ventures IV, L.P.                378,884

Rho Ventures IV (QP), L.P.           891,990

Rho Ventures IV GmbH & Co.           929,582
Beteiligungs KG

Rho Managed Accounts                 450,376

Rho Investment                        77,932
Partners "H" L.P.

Rho Management Partners L.P.          21,145

Joshua Ruch                           24,802

Habib Kairouz                     2,537

Mark Leschly                     23,744

(d) No persons other than the Reporting Persons and their investment clients have the right to participate in the receipt of dividends from, or the proceeds from the sale of, the Shares.

(e) As a result of merger of the Issuer pursuant to the terms of the Merger Agreement, effective as of the close of business on April 24, 2009, none of the Reporting Persons was the beneficial owner of any Shares. Accordingly, this Amendment is the final amendment to the statement on Schedule 13D, and is an exit filing for the Reporting Persons.



Item 6. Contracts, Arrangements, Understandings or Relationships with Respect to Securities of the Issuer

None


Item 7. Material to Be Filed as Exhibits

None

                                Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated: April 30, 2009



RHO CAPITAL PARTNERS, INC.

By:/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer



JOSHUA RUCH

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer for Joshua Ruch



HABIB KAIROUZ

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer for Habib Kairouz



MARK LESCHLY

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer



RHO VENTURES IV, L.P.

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer



RHO VENTURES IV (QP), L.P.

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer





RHO MANAGEMENT VENTURES IV, L.L.C.

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer


RHO VENTURES IV GMBH & CO BETEILIGUNGS KG

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer


RHO CAPITAL PARTNERS VERWALTUNGS GMBH

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer


RHO MANAGEMENT TRUST II


/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer


RHO INVESTMENT PARTNERS "H" L.P.

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer


RHO MANAGEMENT PARTNERS L.P.

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer



ATLAS CAPITAL CORP.

/s/ Jeffrey I. Martin

   Jeffrey I. Martin, Authorized Signer